EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-85090, 333-108896, 333-110486 333-131315, 333-140174, 333-141640,  333-148747 333-163196, 333-169389 and 333-169491on Form F-3, and Nos. 33-80947, 333-06482, 333-11720, 333-83204, 333-107943, 333-117565, 333-138837, 333-153710 and 333-166428 on Form S-8, of our reports dated February 24, 2010 relating to the financial statements of Tower Semiconductor Ltd. (the “Company’) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009.

Brightman Almagor Zohar &Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
December 28, 2010